Exhibit 5.4

Our ref AKT/037502/19644784v1

SSI Investments II Limited

and

SSI Co-Issuer LLC

107 Northeastern Boulevard

Nashua, New Hampshire 03062

10 November 2010

Dear Sir

Re:	SkillSoft Finance Limited

We have acted as special Cayman Islands counsel to SkillSoft Finance Limited, a company organized under the laws of the Cayman Islands (the “Company”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) by SSI Investments II Limited, a company organized under the laws of the Republic of Ireland (the “Issuer”), SSI Co-Issuer LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), SSI Investments III Limited, Skillsoft Limited, CBT (Technology) Limited, Stargazer Productions, SkillSoft Canada, Ltd., SkillSoft U.K. Limited, the Company, SkillSoft Corporation and Books24x7.com, Inc. with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuers, in an exchange offer (the “Exchange Offer”) of $310,000,000 aggregate principal amount of 11.125% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuers in exchange for a like principal amount of the Issuers’ outstanding 11.125% Senior Notes due 2018 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of 26 May 2010 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuers, the guarantors named therein (including the Company), and Wilmington Trust FSB, as trustee (“Trustee”). Payment of the Exchange Notes will be guaranteed by the Company pursuant to Article 10 of the Indenture (the “Exchange Guarantee”).

1	DOCUMENTS REVIEWED

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 9 August 1995 and the certificate of incorporation on change of name of the Company dated 23 April 2004.

1.2	The memorandum and articles of association of the Company as registered on 9 August 1995 as amended by special resolutions dated 15 August 1995 and 11 May 2007.

1.3	The minutes of the meetings of the Board of Directors of the Company held on 20 May 2010 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company dated 10 November 2010, a copy of which is annexed hereto (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	The Indenture.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Exchange Guarantee have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.3	All signatures, initials and seals are genuine.

2.4	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the execution, delivery and performance of the Exchange Guarantee has been authorised by and on behalf of the Company.

4	QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ MAPLES AND CALDER

Maples and Calder

3